Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	Percentage Interest	Jurisdiction of Organization
RJL Marketing Services, Inc.	100%	Delaware
Guardian Healthcare UK, Ltd.	100%	England and Wales
Wise Systems, Ltd.	100%	England and Wales